EXHIBIT 11
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                       TEXACO INC. AND SUBSIDIARY COMPANIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                --------------------------------------------------
                 (Millions of dollars, except per share amounts)


                                                            (Unaudited)
                                                       --------------------
                                                       For the three months
                                                          ended March 31,
                                                       --------------------
                                                          1995         1994
                                                          ----         ----

Primary Net Income Per Common Share
- -----------------------------------

   Net income from continuing operations                  $   301      $   202

   Discontinued operations                                      -            -
                                                          -------      -------
   Net income                                                 301          202
      Less: Preferred stock dividend requirements              16           24
                                                          -------      -------

   Primary net income available for common stock          $   285      $   178
                                                          =======      =======
   Average number of primary common shares
      outstanding (thousands)                             259,623      259,185
                                                          =======      =======
   Primary net income per common share                    $  1.10      $   .69
                                                          =======      =======


Fully Diluted Net Income Per Common Share
- -----------------------------------------

   Net income                                             $   301      $   202
                                                          -------      -------
   Preferred stock dividend requirements of non-dilutive
      issues and adjustments to net income associated
      with dilutive securities                                  6           24
                                                          -------      -------
   Fully diluted net income                               $   295      $   178
                                                          =======      =======
   Average number of primary common shares
      outstanding (thousands)                             259,623      259,185

   Additional shares outstanding assuming full
      conversion of dilutive convertible securities
      into common stock, (thousands):
         Convertible debentures                               148          148
         Convertible Preferred Stock
            Series B ESOP                                   9,988            -
            Series F ESOP                                     673            -
         Other                                                 84           74
                                                          -------      -------
   Average number of fully diluted common
      shares outstanding (thousands)                      270,516      259,407
                                                          =======      =======
   Fully diluted net income per common share              $  1.09      $   .69
                                                          =======      =======

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